Exhibit 99.1

HQDA ELDERLY LIFE NETWORK CORP. KICKS OFF AFTER COVID-19 PANDEMIC.

California, November 9, 2020: On October 26, 2020, Jiangsu, China, Ms. Ziyun Xu, CEO of HQDA Elderly Life Network Corp. (OTCQB symbol: HQDA) and the administration team visited Lianyungang Yiheyuan Elderly Services Co., Ltd. (Yiheyuan) in Lianyungang City, Jiangsu Province, China. It is well-known that Donghai County, Lianyungang City is one of the top hot spring zones in China, which are good for elderly well-being. The local government has a long-term strategy to develop this area to be one of the international elderly wellness attractions. Yiheyuan and HQDA plan to establish a joint venture to build an international hot spring town by the share exchange of both parties. As Phase I of this collaboration, HQDA entered into an agreement with Yiheyuan to acquire 10% value of Yiheyuan’s net assets and its resources in exchange for 234,845 shares of HQDA’s common stock, valued at $234,845. This new acquisition enhances the kickoff of Global Wellness Alliance (GWA), which is the next step of HQDA’s development though it has been delayed by Covid-19 pandemic in the world.

The recent public health crisis stimulates more on-line businesses in the world. HQDA board agreed that GWA should integrate a big-data platform with further artificial-intelligence services for the all health-oriented demands in the world including the elderly services, commencing in China first. We intend to initiate this service system from Qiaoyuan Elderly Apartment, Zhangjiang, Pudong New Area, Shanghai by the end of 2020.

Ms. Ziyun Xu, the Chairwoman and CEO of HQDA, stated: “I’m glad to sign this agreement to start our new cooperation with an attractive and profitable hot spring resort and make a move for enhancing the base of GWA. HQDA is at the turning point to infuse our business with new innovation and great challenge both in new technologies and greater market demands after the worldwide Covid-19 pandemic which has had a huge impact of the economy. We are excited to kick off our new plan to expend our business in these new fields.”

About HQDA Elderly Life Network Corp.

HQDA Elderly Life Network Corp. develops and markets elderly services and products primarily in China. It has an integrated network platform with proprietary technologies to serve its clientele both in China and USA. The company was founded in 2004 and is based in Rosemead, California, USA.

SAFE HARBOR

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934 and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

Company contacts:

Jimmy Zhou

HQDA Elderly Life Network Corp.

Tel.: 626 877-8187

Email: info@hqda.net